UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Martin Midstream Partners L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following communication was made by or on behalf of Martin Midstream Partners L.P. on December 9, 2024:

VOTE FOR THE TRANSACTION TODAY USING THE WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM. Dear Martin Midstream Partners L.P. Unitholder, Martin Midstream Partners L.P. has always operated with the goal of delivering value to our unitholders, customers and other stakeholders. We are confident that the pending merger transaction (the “MRMC Transaction”) with Martin Resource Management Corporation (“MRMC”) is the best path forward for MMLP, and that the MRMC Transaction is in the best interests of all MMLP unitholders, including MMLP’s unaffiliated unitholders. All common unitholders are receiving the enclosed proxy materials, which contain additional information about the pending MRMC Transaction. Please use the WHITE proxy card or WHITE voting instruction form to vote your units FOR the MRMC Transaction in advance of the special meeting of the common unitholders of Martin Midstream Partners L.P. to be held on December 30, 2024.The Board of Directors of Martin Midstream GP LLC (the “GP Board”) and the Conflicts Committee unanimously recommend that you vote FOR the MRMC Transaction for the following reasons: MRMC Transaction Results from Extensive Review Process Led by Conflicts Committee The Conflicts Committee of the GP Board, which consists of three independent directors, conducted a robust review of the MRMC Transaction. With support from independent legal and financial advisors, the Conflicts Committee worked hard to negotiate in the best interests of MMLP and all unitholders, including MMLP’s unaffiliated unitholders. The thorough review took place over nine months and involved seven rounds of price negotiations with MRMC. During this review, the Conflicts Committee’s financial advisor, on behalf of the Conflicts Committee, met and communicated with Nut Tree and Caspian regarding their proposals, and the Conflicts Committee took those proposals into account. The Conflicts Committee successfully negotiated a transaction for nearly a dollar more per unit than MRMC’s initial proposal. The Conflicts Committee and the GP Board unanimously and in good faith determined the MRMC Transaction is fair and reasonable to, and in the best interests of, MMLP and the unaffiliated holders of the MMLP common units. MRMC Transaction Is Best Outcome for Unitholders The combination of MMLP and MRMC will deliver greater value than MMLP could deliver standalone. There are a number of risks to continuing as a standalone public company:· Yield limited or flat growth for the foreseeable future · Limited institutional interest given the micro-cap (~0% EBITDA CAGR from 2025-2028) nature of MMLP · Challenges due to volatile and uncertain · Insufficient liquidity for MMLP investors as a result of macroeconomic backdrop low trading volumes · Diminishing appeal of MLP structure with investors Visit MaximizeValueforMMLP.com for more information.

MRMC Transaction Addresses Standalone Risks and Provides a Significant and Attractive Premium for MMLP Unitholders Both the Conflicts Committee and the GP Board unanimously and in good faith determined the merger transaction with MRMC is the best path forward for MMLP and all of its unitholders. Each MMLP unitholder will receive an all-cash consideration of $4.02 per common unit owned, which represents: % 34.00 premium to the market closing price prior to MRMC’s initial proposal made on May 24, 2024% 11.33 premium to the trailing 30-trading day volume-weighted average price as of October 3, 2024, the date the merger agreement was executed Nut Tree and Caspian Are Not Aligned with MMLP Unitholders, Who Should Be Skeptical of their Motives Despite the compelling premium the MRMC Transaction will deliver for unitholders, Nut Tree and Caspian have announced their intent to oppose the transaction. We believe these hedge funds are objecting for self-serving reasons, motivated by their synthetic “economic exposure” to MMLP common units and Caspian’s ownership of MMLP’s debt. Nut Tree and Caspian have acknowledged in a filing with the Securities and Exchange Commission that they do not actually own beneficially or of record any MMLP units. If the MRMC Transaction is not consummated, Caspian would still hold its MMLP bonds, but holders of MMLP common units will be subject to any resulting drop in the public trading price of the common units. Therefore Nut Tree’s and Caspian’s interests do not appear to be fully aligned with MMLP unitholders’. Nut Tree’s and Caspian’s proposals never represented a credible alternative or viable path forward and would have been impossible to execute within MMLP’s operating structure. Further, the Nut Tree and Caspian proposals were predicated on acquiring the General Partner, which MRMC has made clear is not for sale. By opposing the transaction, it is clear Nut Tree and Caspian are willing to impose significant value destruction on MMLP and its unitholders in an effort to advance their own interests. Nut Tree’s and Caspian’s Claims Are Misleading and Based on Fundamentally Flawed Analysis We believe that Nut Tree’s and Caspian’s claims demonstrate a misunderstanding of MMLP’s business. To set the record straight: · The Conflicts Committee aggressively negotiated with MRMC on MMLP unitholders’ behalf and believes that the MRMC Transaction is the highest price MRMC is willing to pay. · There is no path for MMLP to complete a transaction with another party given MMLP’s operating structure. The purchase of MMLP by an outside party would likely necessitate the purchase of the General Partner. MRMC has made clear that the General Partner is not for sale and therefore MMLP cannot complete a transaction with another party. · Based on market dynamics and the risks of operating as a standalone business, the Conflicts Committee determined the MRMC Transaction price exceeds what MMLP can likely deliver on a standalone basis. The Conflicts Committee and GP Board unanimously recommend that you vote FOR the MRMC Transaction. Sincerely, The GP Board VOTE FOR THE TRANSACTION TODAY USING THE WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM.

YOUR VOTE IS VERY IMPORTANT! In order to complete the transaction and maximize the value of your MMLP investment, we need your support. Approval of the holders of a majority of the outstanding common units is required to complete the transaction. Failure to vote your units will have the same effect as voting AGAINST the transaction. Therefore, your vote is important, no matter how many units you own. VOTING YOUR UNITS IS QUICK AND EASY Follow the Instructions on the WHITE Proxy Card or WHITE Voting Instruction Form If you are a unitholder of record, you may submit your proxy electronically via the Internet by accessing the Internet address provided on each proxy card and following the instructions provided. If your common units are held by a broker, bank or other nominee, also known as holding units in “street name,” you should receive instructions from the broker, bank or other nominee. Please review such instructions to determine your voting deadline and whether you will be able to vote via the Internet. If you are a unitholder of record, you may submit your proxy by using the toll-free telephone number listed on the enclosed proxy card and following the instructions provided. If your common units are held by a broker, bank or other nominee, you should receive instructions from the broker, bank or other nominee. Please review such instructions to determine your voting deadline and whether you will be able to vote by telephone. You may submit your proxy by filling out, signing and dating the enclosed WHITE proxy card (if you are a unitholder of record) or voting instruction form (if your common units are held by a broker, bank or other nominee) and returning it by mail in the prepaid envelope provided. FOR QUESTIONS Unitholders who have questions or would like additional information or assistance voting their units should contact MMLP’s proxy solicitor: INNISFREE M&A INCORPORATED Toll-free at (877) 750-8334 (from the U.S. and Canada) or at +1 (412) 232-3651 (from other countries) Information about the special meeting can also be found online at MaximizeValueforMMLP.com

YOUR VOTE IS VERY IMPORTANT! Vote FOR the transaction today using the WHITE proxy card or WHITE voting instruction form. Forward Looking Statements This document includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Forward-looking statements are identified by words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “should,” “will” or similar expressions. These forward-looking statements and all references to the transaction described herein rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the ability of the parties to consummate the transaction in the anticipated timeframe or at all, including MRMC’s ability to fund the aggregate merger consideration; risks related to the satisfaction or waiver of the conditions to closing the transaction in the anticipated timeframe or at all; risks related to obtaining the requisite regulatory approval and MMLP unitholder approval; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs associated with the transaction; and the risk of litigation and/or regulatory actions related to the transaction, (ii) uncertainties relating to MMLP’s future cash flows and operations, (iii) MMLP’s ability to pay future distributions, (iv) future market conditions, (v) current and future governmental regulation, (vi) future taxation, and (vii) other factors, many of which are outside MMLP’s control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the SEC as well as MMLP’s definitive proxy statement filed with the SEC on November 27, 2024. Forward-looking statements speak only as of the date they are made, and MMLP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law. Important Information about the Proposed Transaction In connection with the proposed merger, MMLP has filed with the SEC and furnished to MMLP’s unitholders the definitive proxy statement on Schedule 14A and a proxy card. MMLP, MRMC and certain of their affiliates have jointly filed a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. This material is not a substitute for the Merger Agreement, the proxy statement or the Schedule 13E-3 or for any other document that MMLP has filed with the SEC in connection with the proposed transaction. The final proxy statement was mailed to MMLP’s unitholders on or about November 27, 2024 to the unitholders of record as of the close of business on November 8, 2024. BEFORE MAKING ANY VOTING DECISION, MMLP’S UNITHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, THE PROXY STATEMENT AND THE SCHEDULE 13E-3 AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT OR SCHEDULE 13E-3 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain free copies of the proxy statement and other relevant documents filed with the SEC by MMLP through the website maintained by the SEC at www.sec.gov. In addition, the proxy statement, the Schedule 13E-3, and other documents filed with the SEC by MMLP are available free of charge through MMLP’s website at www.MMLP.com, in the “Investor Relations” tab, or by contacting MMLP’s Investor Relations Department at (877) 256-6644. Participants in the Solicitation MMLP and the directors and executive officers of MMLP’s general partner, and MRMC and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from MMLP’s unitholders in respect of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of MMLP in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, are included in the proxy statement, as filed with the SEC on November 27, 2024, and other relevant materials filed with the SEC. Information about the directors and executive officers of MMLP’s general partner and their ownership of MMLP common units is also set forth in MMLP’s Form 10-K for the year ended December 31, 2023, as previously filed with the SEC on February 21, 2024. To the extent that their holdings of MMLP’s common units have changed since the amounts set forth in MMLP’s Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Free copies of these documents may be obtained as described in the paragraphs above. Visit MaximizeValueforMMLP.com for more information.